Exhibit 10.3

QUANTUM ENERGY INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Dated November 8, 2017

PURPOSE

Quantum Energy Inc (the “Corporation”) is a publicly-held Corporation and operates in a complex, dynamic, highly competitive, and regulated environment. The business and affairs of the Corporation are governed by (or under the direction of) a Board of Directors (“Board”), so that the recommendation and selection of qualified individuals to be Board members is crucial to the successful operation of the Corporation. The Nominating and Corporate Governance Committee’s (the “Committee”) primary purposes are to carry out and perform the responsibilities and duties delegated by the Board relating to the Corporation’s director nomination process, development and oversight of the Corporation’s corporate governance policies, and any corporate governance-related matters required by the U.S. securities laws and NASDAQ listing standards as set forth in this Charter.

MEMBERS

The Committee will consist of three or more directors, each of whom the Board has determined meets the independence requirements of the Corporation’s Standards for Director Independence, the NASDAQ and the Securities and Exchange Commission (the “SEC”). The members of the Committee are appointed by the Board and serve until their successors are duly appointed in connection with a change in Committee composition, or until they are no longer on the Board. The Lead Independent Director, as elected by the Board, will be the Chair of the Committee. The Chair of the Board and the Chief Executive Officer of the Corporation are permitted to attend all Committee meetings.

DUTIES AND RESPONSIBILITIES

The Committee has the following responsibilities and duties:

1.	Identification, Evaluation and Recommendation of Board Candidates

1.	Formulate the Corporation’s policies and procedures for identifying a diverse pool of qualified director candidates and for evaluating and recommending candidates, including consideration of candidates recommended by shareholders and the other directors, to be considered by the Board for nomination at an annual or extraordinary general meeting of shareholders or for election by the Board to fill a vacancy existing on the Board.

2.	As necessary, identify, evaluate and recommend to the Board qualified individuals for (i) the Board to nominate for election as directors at either an annual general meeting or an extraordinary general meeting of shareholders, and (ii) election by the Board to fill vacancies existing on the Board. Candidates selected for nomination to the Board by the Corporation will meet the criteria approved by the Board and articulated in the Corporation’s Principles of Corporate Governance (the “Principles”).

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3.	Review and make recommendations to the Board whether members of the Board should stand for re-election, with consideration to the annual independence review, the criteria articulated in the Principles, and the current size and composition of the Board.

4.	Administer the process outlined in the Corporation’s Articles of Incorporation concerning shareholder nominations for director candidates.

5.	Consider matters relating to the retirement of members of the Board, including term limits or age limits.

6.	Consider any resignation offered by a director who changes the primary career responsibility he or she held when elected to the Board, and recommend to the Board whether to accept such resignation.

2.	Board Structure and Organization

1.	Develop an annual evaluation process for the Board and its committees and oversee the execution of such annual evaluations, including the Committee’s own evaluation.

2.	Recommend to the Board, in accordance with the policies and procedures outlined in the Principles, directors qualified to serve as members of each committee and as committee chairs.

3.	Review periodically, but at least annually, the size and composition of the Board and each standing committee and recommend to the Board such changes that the Committee deems necessary for the proper governance of the Corporation.

4.	Consider the number of regular Board meetings to be held during each year and recommend to the Board such increases or decreases that the Committee deems appropriate.

3.	Corporate Governance

1.	Review the Principles at least annually and recommend to the Board changes as the Committee deems desirable, based on all applicable laws, rules, listing standards, and best practices.

2.	Monitor emerging corporate governance trends, oversee and evaluate the Corporation’s corporate governance policies and programs, and recommend to the Board such changes as the Committee believes desirable.

3.	Review, in accordance with the Corporation’s Related Party Transaction Policies and Procedures, transactions and relationships with related parties that are required to be approved or ratified thereunder.

4.	Review the Corporation’s Related Party Transaction Policies and Procedures on a periodic basis and recommend to the Board changes as the Committee deems desirable, based on all applicable laws, rules, listing standards and best practices.

5.	Review shareholder proposals and recommend to the Board proposed Corporation responses to such proposals for inclusion in the Corporation’s proxy statement or otherwise.

6.	Review periodically as it deems appropriate, but at least annually, the Corporation’s Standards for Director Independence and enhanced independence requirements issued by NASDAQ and by other applicable regulators and advisory services, recommend to the Board any modifications to the Corporation’s standards that the Committee deems desirable, and provide to the Board the Committee’s assessment of which directors should be deemed independent directors under applicable rules, policies, regulations, the then-current Corporation standards, and under any recommended modifications to the Corporation standards.

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7.	Review periodically as it deems appropriate, but at least annually, the requirements of a “financial expert” under applicable rules of the SEC and NASDAQ, assess which directors should be deemed financial experts and recommend to the Board the determination that such directors are “financial experts.”

8.	Oversee and review on a periodic basis the continuing education program for directors and the orientation program for new directors.

9.	Conduct an annual performance evaluation of the Committee in such manner as the Committee deems appropriate. 10. Review this charter annually and recommend to the Board any revisions to this charter deemed necessary or desirable.

10.	Review this charter annually and recommend to the Board any revisions to this charter deemed necessary or desirable.

4.	Other Responsibilities

1.	Review and provide advice to the Board on matters relating to director compensation, including compensation philosophy and the components of compensation for directors, and recommend director compensation and benefits and changes to director compensation and benefits to the Board.

2.	Review stock ownership guidelines for directors and, as appropriate, recommend changes to the Board. Monitor compliance by directors with the Corporation’s stock ownership guidelines.

3.	Review, in accordance with and as frequently as required by the Corporation’s Political Contribution Policy, the Corporation’s corporate political contributions.

4.	Perform such other functions as assigned by applicable law, regulations, listing standards, the Corporation’s Articles of Association, or the Board.

MEETINGS

The Committee will meet as often as it deems appropriate to perform its duties and responsibilities under this charter, either in person or telephonically, and at a place and time determined by the Committee. The Committee may request any director, officer or employee of the Corporation or the Corporation’s outside counsel to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee will report on its activities to the Board regularly.

DELEGATION

The Committee may, in its discretion, form and delegate authority to subcommittees, including a single member, when appropriate and consistent with applicable law. Any actions taken by a subcommittee will be reported to the full Committee at its next meeting.

The duty to oversee an annual evaluation of the performance of management, included in the NASDAQ rules as a duty of the Committee, has been delegated to the Compensation Committee.

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AUTHORITY

The Committee will have the authority appropriate to discharge its duties and responsibilities, including retaining outside counsel, outside search firms and any other advisors as the Committee may deem appropriate in its sole discretion. The Committee will have sole authority to retain and terminate any such counsel, search firm or advisor, including sole authority to approve its fees and other retention terms.

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